Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 259 to Registration Statement No. 002-41839 on Form N-1A of our report dated September 15, 2014 relating to the financial statements and financial highlights of Spartan Real Estate Index Fund, a fund of Fidelity Salem Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year ended July 31, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche, LLP
Deloitte & Touche LLP

Boston, Massachusetts

September 25, 2014